Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES RECEIPT OF THE RECORD OF DECISION FOR THE MT. HOPE PROJECT ENVIRONMENTAL IMPACT STATEMENT

LAKEWOOD, COLORADO — November 19, 2012, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced that the U.S. Bureau of Land Management (“BLM”) has issued a Record of Decision (“ROD”) authorizing development of the Mt. Hope Project in Eureka County, Nevada. The Record of Decision is effective as of November 16, 2012.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “This is the culmination of six years of hard work and dedicated effort from our team and the BLM, with significant input from all the cooperating and commenting agencies and the general public to responsibly develop the world-class Mt. Hope Project. We along with our partners at POS-Minerals Corporation are very pleased to achieve this important permitting milestone, and want to thank our regulatory agency partners who have been so responsive and diligent in carrying out this process. We will continue working closely and collaboratively with all of our stakeholders to develop Mt. Hope in an environmentally and socially responsible manner.”

Mr. Hansen continued, “With the receipt of the Record of Decision, and what we believe will be the relatively expeditious issuance of the Water Pollution Control Permit and Reclamation Permit from the State of Nevada Division of Environmental Protection, we expect to move aggressively from a successful permitting process, to finalizing our project financing, and initiating the construction and development of Mt. Hope. We anticipate that the Mt. Hope Project will become an important contributor to economic development and job opportunities in Northern Nevada for decades to come.”

The ROD issued by the BLM for the Mt. Hope Project approves the Plan of Operations for construction and operation of the mining and processing facilities and also grants the Rights-of-Way for the 230 kV power transmission line. Monitoring and mitigation measures identified in the ROD developed in collaboration with the regulatory agencies involved throughout the permitting process will avoid, minimize, and mitigate environmental impacts, and reflect General Moly’s commitment to operate this mine to the highest environmental standards.

Mt. Hope is a large scale, high grade molybdenum project located 23 miles northwest of Eureka, Nevada. A multi-generational project with an expected mine-life exceeding 40 years, the mine contains 1.3 billion pounds of molybdenum in proven and probable reserves. Over the first five years of operations, Mt. Hope is expected to supply annual production of approximately 40 million pounds with process grades of 0.1% molybdenum. The engineering design of Mt. Hope is over 60% complete.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. The bank financing and subordinated loans are subject to final negotiation and satisfaction of conditions precedent. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.